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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)
                   OF THE SECURITIES EXCHANGE ACT OF 1934 OR
              SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13
                    AND 15(d) OF THE SECURITIES EXCHANGE ACT
                                     OF 1934


                        Commission File Number: 000-26972

                          SWISSRAY INTERNATIONAL, INC.
                          ----------------------------
             (Exact name of registrant as specified in its charter)


          100 GRASSLANDS ROAD, ELMSFORD, NEW YORK 10523 (914) 345-3700
          -------------------------------------------------------------
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                                executive office)

                       COMMON STOCK, $.0001 PAR VALUE PER SHARE
                       ----------------------------------------
            (Title of each class of securities covered by this Form)


                                      NONE
                                      ----
              (Title of all other classes of securities for which a
           duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   [X]          Rule 12h-3(b)(1)(i)   [X]
         Rule 12g-4(a)(1)(ii)  [ ]          Rule 12h-3(b)(1)(ii)  [ ]
         Rule 12g-4(a)(2)(i)   [ ]          Rule 12h-3(b)(2)(i)   [ ]
         Rule 12g-4(a)(2)(ii)  [ ]          Rule 12h-3(b)(2)(ii)  [ ]
                                            Rule 15d-6            [ ]


Approximate number of holders of record as of the certification or notice date: 291


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         Pursuant to the requirements of the Securities Exchange Act of 1934,
Swissray International, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                     SWISSRAY INTERNATIONAL, INC.



                                     By: /s/ M. Todd Collins
                                         --------------------------
                                     Name:  M. Todd Collins
                                     Title: Vice President and
                                            Chairman of the Board


Date: February 7, 2003